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                                                                    EXHIBIT 99.2

                            TECUMSEH PRODUCTS COMPANY

                   First Quarter 2008 Earnings Conference Call

                     Thursday, May 8, 2008 -- 11:00 a.m. ET

APPROXIMATE TIMING
20 minutes of presentation
30 minutes of Q&A

CALL OUTLINE

1. Operator:      Call Opening
2. Teresa Hess:   Safe Harbor Statement
3. Ed Buker:      First Quarter 2008 Operational Overview
4. Jim Nicholson: First Quarter 2008 Financial Overview
5. Ed Buker:      Summary & Conclusion

Turn call over to Operator for Q&A

6. Operator:      Question and Answer Introduction
7. Management:    Question and Answer Session
8. Ed Buker:      Final Remarks


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Section 1 OPERATOR: CALL OPENING

     Section 1.1 Good morning and welcome to Tecumseh Products Company's first quarter 2008 earnings conference call.

     Section 1.2 All participants will be in a listen-only mode until the question-and-answer session of the conference call. This call is being recorded at the request of Tecumseh Products.

     Section 1.3 I would now like to introduce Ms. Teresa Hess, Director of Financial Reporting and Investor Relations at Tecumseh Products. Ms. Hess, you may proceed.

SECTION 2 TERESA: WELCOME

     Section 2.1 Thank you Cecelia. Good morning and welcome to Tecumseh Products' first quarter 2008 conference call.

Section 3 TERESA: INTRODUCTIONS AND SAFE HARBOR STATEMENT

     Section 3.1 On the call today are:

          -    Ed Buker, Chairman, President and CEO - and

          -    Jim Nicholson, Vice President, Treasurer and Chief Financial
               Officer

     Section 3.2 Yesterday afternoon, we announced the Company's first quarter 2008 results for the period ended March 31, 2008.


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     Section 3.3 If you have not yet received a copy of the press release, please contact me at 517-423-8455 to have one sent to you.

     Section 3.4 Please note that the release is also available on many news sites, and it can be viewed on our corporate web site at www.Tecumseh.com

     Section 3.5 Before I turn the call over to Ed and Jim to comment on our results, I would like to remind you that this conference call contains certain statements regarding the Company's plans and expectations, which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995.

     Section 3.6 These forward-looking statements reflect the Company's views at the time such statements are made, with respect to the Company's future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations.

     Section 3.7 In addition, words such as estimate, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements.

     Section 3.8 These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of


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          occurrence. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements.

     Section 3.9 Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements.

     Section 3.10 Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are discussed in the Company's most recently filed Annual Report on Form 10-K and other SEC filings, under the titles "Risk Factors" or "Forward-Looking Statements" (or similar caption) and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call.

     Section 3.11 With that said, I would now like to turn the call over to Ed Buker, Chairman, President and CEO of Tecumseh Products.

SECTION 4 BUKER -- FIRST QUARTER 2008 OPERATIONAL OVERVIEW

     Section 4.1 Thank you, Teresa. Good morning and welcome to our first quarter 2008 conference call.


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     Section 4.2 This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.Tecumseh.com.

     Section 4.3 This morning, I will begin our discussion with some introductory remarks regarding the status of our business and our ongoing plans for improvement. Next, I will provide some commentary regarding the first quarter operating achievements, followed by some commentary from Jim Nicholson, our CFO, regarding our financial results for the period. Lastly, we will share our perspectives and expectations for the future. Following these opening remarks, we will open the call for your questions.

     Section 4.4 The last time we spoke, I described the Company's ongoing transformation process in three phases. For the purposes of today's call, and the discussions which pertain to the ongoing reengineering of the Company, I intend to use these "three phases" to help frame our dialogue.

     Section 4.5 As I mentioned on our fourth quarter and year-end call this past March, the first phase, which is substantially complete, related to the disposition of certain non-core businesses, the intent of which was to help clean up our balance sheet, improve our liquidity and help us to focus our attentions on the core compressor business - a market


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          where we continue to maintain a number of strategic and competitive advantages.

     Section 4.6 The second phase of our action plan consists of multiple near-term tactical objectives which are intended to improve our efficiency, profitability and ability to compete successfully in the marketplace. These initiatives include:

          - Rationalization of our production facilities and manufacturing lines,

          -    New sourcing and procurement strategies, and

          - Implementation of lean manufacturing techniques throughout the business

     Section 4.7 At present, we anticipate these operational initiatives will begin to show initial benefits beginning in 2008 and 2009.

     Section 4.8 The third phase of our action plan is expected to set the foundation for achieving sustained levels of revenue growth and profitability. In recent months, our team has been working closely with a strategy consultant to more accurately define the markets upon which we should focus and the steps necessary to capture profitable growth in those areas. Although many of these plans remain in development, one of the key areas of focus included within this phase is the formulation of product and service solutions that address those markets and customers that best fit our strengths. More specifically, this focus involves introducing revised product offerings that:

          -    Have been engineered for reduced material costs,

          -    Are produced utilizing a more effective supply chain,


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          -    And deliver superior performance and quality characteristics.

     Section 4.9 As I have indicated on prior calls, our expectation is that these operational initiatives will help to restore profitability to between 3% and 5% EBIT over the next two to three years.

     Section 4.10 Since we last spoke, our senior leadership team has been looking diligently at the alternatives to achieve this end, without the distractions of past years. So far, the outcomes of these efforts are two-fold: First, the opportunity to achieve and exceed our stated financial targets is encouraging, as there is now a clear and distinct plan in place to help us achieve our objectives and, second, we continue to refine the scope of those alternatives under consideration, resulting in a further narrowing of our focus on several attractive options.

     Section 4.11 While its premature to share the plans that are currently in development, the reason I wanted to remind you of our overall three-staged approach is because I don't intend to reference it again for the time being. In this and future calls, our primary discussion will focus on reporting our progress towards our stated plans.

     Section 4.12 Along these lines, we have not wasted any time in identifying, planning and initiating profit improvement activities. Hopefully, you will agree that we are already seeing the benefits of these actions as evidenced by reported financial results for the quarter, which include a return to profitability and greatly improved liquidity.


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     Section 4.13 Previously, we had shared with you some of the ongoing organizational restructuring which had been on top of the mind for us, including:

     - The further restructuring of our North American operations, which included the consolidation of the Tecumseh and Dundee, Michigan facilities into other facilities,

     - The consolidation of the manufacturing activities in La Verpilliere, France into Cessieu and

     -    Headcount reductions within our Brazilian operations

     Section 4.14 Today, I have the opportunity to report that we have made substantial progress in successfully executing on each of these initiatives. As planned, all manufacturing activities in our Tecumseh facility have now been successfully relocated, and we continue to remain on track to consolidate the Dundee facility by the end of the third quarter. Our plans in France also remain on track for a cessation of manufacturing activities in La Verpilliere by the end of the second quarter. In Brazil, we completed a headcount reduction action that reduced employment by 200 people during the first quarter, at a cost of $1.2 million. This cost is reflected in our restructuring charge line item. In addition, we continue to monitor for any softness in global market volumes and will consider taking further quick action to adjust headcounts further if volumes weaken from current expectation.

     Section 4.15 Our lean manufacturing efforts are also off to a good start. During the first quarter, we completed Kaizen events across all global regions with impressive results. A few examples:


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     -    In Tupelo, Mississippi a review of our condensing unit line -- focus on changeover time improvements -- resulted in a 30% improvement in productivity, a 50% reduction in space and a 50% reduction in WIP inventory levels;

     - In France, a study of the same condensing unit line yielded similar improvements;

     - In Brazil, a review of our line changeover procedures in one area resulted in a 76% reduction in down time related to changeover. This reduction adds additional units of production to a sold out product line.

     -    India has kicked off a similar event this week.

     Section 4.16 These examples demonstrate that our new leadership team is fully engaged in the task at hand, and we are rapidly producing the kinds of results that we expect. Moreover, the consistency of our efforts to execute on our stated objectives provides me with growing confidence that the operating and financial goals we've established are within reach. In summary, I am pleased by the initial progress our team has made - a team comprised of capable, experienced leaders who are on board with our efforts to position Tecumseh as a world-class industry leader.

     Section 4.17 Now, lets turn our attention to results for the first quarter of 2008. As Jim will discuss shortly, we continued to improve on a number of operational and financial metrics in the first quarter 2008 when compared to the year-ago period. Although we started the year knowing that higher commodity costs and unfavorable movement in currency values could negatively impact earnings for the year, we have instituted favorable pricing arrangements, made changes to our targeted sales mix and introduced sourcing initiatives which, in sum,


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          helped us to offset the impact of the commodity and foreign exchange related factors, thereby contributing to the positive results for the quarter.

     Section 4.18 Jim will you elaborate on the financial results?

SECTION 5 NICHOLSON - FIRST QUARTER 2008 FINANCIAL OVERVIEW

     Section 5.1 Yes, thank you, Ed.

     Section 5.2 Income from continuing operations for the first quarter 2008 amounted to $7.8 million dollars, or $0.42 cents per basic share and $0.39 cents per fully diluted share, compared to a net loss from continuing operations of $2 million dollars or $0.11 cents per fully diluted share a year ago. First quarter results were bolstered by gains totaling $4.2 million dollars from the sale of aviation assets, which is reflected in cost of sales, and offset by a net $0.5 million dollars in restructuring charges. Generally, the $9.8 million dollar improvement in net operating results from continuing operations can be broken down between a $13 million dollar improvement in operating income, of which $3.7 was attributable to the net one-time gains I just mentioned, offset by higher net interest costs of $1.5 million dollars and a $1.8 million dollar unfavorable change in the tax provision.

     Section 5.3 If we focus on the improvement in operating income, excluding the $3.7 million dollars of one-time items, results on a pro-forma basis


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          improved by $9.3 million dollars. Pricing improvements of $8.1 million dollars and cost reduction actions of $7.5 million dollars helped to more than offset unfavorable currency effects of $5.4 million dollars and higher commodity costs of $2.5 million dollars. While the change in commodity costs was unfavorable, it was better than our previous expectation for the quarter due to the successful efforts of our purchasing group, which was able to defer some of our expected increases to later in the year. That said, we believe that with the possibility of further inflationary pressures on steel and copper, we could be more negatively affected in the back half of the year than originally expected. We had previously indicated that we expected our material costs for the full year 2008 to be $23 million dollars higher than 2007; we now believe, based on current cost pressures, that we are at risk for seeing these costs rise by an additional $12 million dollars.

     Section 5.4 Operating income also improved by $1.6 million dollars as a result of a more favorable sales mix despite overall volume declines.

     Section 5.5 During the first quarter, we had several notable swings on the sales front. First, our sales of compressors used in commercial applications were up by $15.1 million dollars, or 12.2%, while our sales of compressors used in residential refrigerator and freezer applications were down by $21.2 million, or 19.4%. Within sales for R&F, we also saw a shift from sales into the Northern Hemisphere to sales into the Southern Hemisphere. This is a positive trend because we are less affected by unfavorable exchange rates with this sales


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          mix. The net volume decline in sales of compressors for R&F applications was mostly attributed to lower market sales levels in North America and Europe, as well as planned losses of share where profitability was unacceptable due to the current value of the Brazilian Real.

     Section 5.6 And now, a few words on foreign exchange and its impact on our business in the first quarter. Including the effects of our hedging activities, our average realized rate for the Real was 1.92 Real to the Dollar in the first quarter of 2008, versus 2.23 for the same period in 2007. Our current expectation is that our average realized rate will be 1.85 for 2008 versus 2.10 for 2007, respectively. However, our changing mix of product deliveries from North America to South America is serving to lessen the negative effects of the changes in the value of the Real. We had previously indicated that we expected the impact of currency on the full year to be negative by $35 million dollars. However, due to our redirection of Brazilian production, better than expected rates for the Indian Rupee and additional hedging opportunities taken, we now estimate the full year effect to be approximately $19 million dollars unfavorable.

     Section 5.7 It is probably worth spending a couple of minutes on interest and taxes, as well. As we have indicated, the elimination of our U.S. debt has resulted in an approximate $20 million reduction in annual interest expense, although that isn't readily apparent in our financial statements where the interest expense line item for the quarter shows an increase of $1.5 million from $5.8 million to $7.3 million dollars.


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          First, due to accounting rules, most of the domestic interest expense in the prior period has been allocated to discontinued operations. Accordingly, the interest expense lines in both the 2007 and 2008 period are primarily indicative of interest costs we incur outside of the United States. The increase for the first quarter represents the write-off of debt origination costs due to the termination of our old credit facility, as we have entered into a new $50-million facility, which we expect to remain un-drawn given our substantial cash balances.

     Section 5.8 With respect to taxes, you have heard me lament in the past about the inability to accurately predict the provision due to the accounting rules and our unique tax position. Fortunately, this quarter represents a fairly straight-forward tax accrual. The provision represents the taxes we would expect to pay in foreign jurisdictions where we do not currently have NOL's to offset taxable income. Otherwise, tax liabilities generated on results in the U.S., Brazil and India, including the taxable income generated from our salaried pension plan reversion, were all offset by NOL's which had valuation allowances against them previously. Accordingly, there is no associated net income tax expense reflected in the income statement for these tax jurisdictions. As we have noted, however, we have accrued $20 million in excise taxes related to the reversion of our salaried retirement plan, an expense which is included in the restructuring charge line and has resulted in a cash outlay in the second quarter.


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     Section 5.9 Now I'd like to turn the call over to Ed for some closing remarks.

SECTION 6 BUKER - SUMMARY AND CONCLUSION

     Section 6.1 Thanks, Jim. We are off to as good a start to the year as could be expected. Notably, our cost reduction efforts continued to gain traction in the period, while our deliberate management of sales mix and sourcing activities helped to more than offset the commodity and currency-related headwinds prevalent in the market. Should we continue to face elevated commodity and currency related costs throughout the remainder of 2008 - which we believe we will - rest assured that our team will continue to make all actions necessary to mitigate the impact of such costs, while continuing down a path toward renewed growth. While currency will have a negative effect on our 2008 operating results, we believe existing efforts to hedge against foreign exchange volatility does protect us in part. However, the more apparent challenge lies in the cost of purchased materials, including commodities such as steel and copper, which continue to trade at elevated levels.

     Section 6.2 With respect to copper, we have a great deal of forward cover to help reduce our exposure, we have less coverage in the second half of the year versus the first half, and our spend could ultimately be higher than expected if copper remains at current or higher levels. Steel and other purchased materials represent an even greater variable, as they cannot effectively be hedged at this point in time given the lack of a developed forward market. While we've budgeted a 6% increase in


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          steel costs, and we performed better than that level in the first quarter, recent news suggests that significant cost pressures in steel, the magnitude of which could have a substantial impact on our expected results in the absence of pricing relief.

     Section 6.3 With respect to sales, the first quarter was consistent with our expectations in the aggregate. While we had originally anticipated full year volumes to be down by 7 to 8 percent, we are now expecting volumes to be down 13 to 14 percent, as we are starting to see a slow down in orders and some customers have indicated they expect end consumer demand to be down 15 to 20 percent in 2008 versus 2007. If a greater than expected decline occurs in our key markets, this could adversely affect our current outlook.

     Section 6.4 That concludes our prepared comments for this morning. Cecelia, we are now ready to take questions.

SECTION 7 QUESTION AND ANSWER SESSION

SECTION 8 BUKER -- FINAL REMARKS

     Section 8.1 With that, this concludes our conference call today. Thank you for your interest in Tecumseh Products and we look forward to speaking with you next quarter.

     Section 8.2 Thank you and good day.


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